Exhibit (5)(iii) on Form N-1A
                                         Exhibit (10) under Itme 6, Reg. S-K




                                 EXHIBIT B
                                   to the
                        Investment Advisory Contract
between Manufacturer's and Traders Trust Company and Vision Group of Funds,
                                   Inc.,
                             dated June 1, 1993

                      VISION CAPITAL APPRECIATION FUND

    For all services rendered by Adviser hereunder, the above-named Fund(s) of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .85 of 1% of the average daily net assets of the Fund(s).

    The portion of the fee based upon the average daily net assets of the Fund(s) shall be accrued at the rate of 1/365th of .85 of 1% applied to the daily net assets of the Fund(s).

    The advisory fee so accrued shall be paid to Adviser at least monthly.

    Witness the due execution hereof this 1st day of      , 1996.
                                                     -----



Attest:                          MANUFACTURERS AND TRADERS



                                 TRUST COMPANY



                                 By:
                                 Assistant Secretary
                                 Executive Vice President




Attest:                          VISION GROUP OF FUNDS, INC.



                                 By:
                                 Assistant Secretary
                                 Vice President